Exhibit (a.62)

ISHARES, INC.

ARTICLES OF AMENDMENT

iShares, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the following series of common stock of the Corporation as set forth below:

Current Name	New Name
iShares MSCI Global Agriculture Producers ETF	iShares MSCI Agriculture Producers ETF

SECOND: These Articles of Amendment shall be effective at 12:00 a.m. on December 29, 2022.

THIRD: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested by its Assistant Secretary on this 20th day of December, 2022.

ATTEST:	ISHARES, INC.

/s/ Adithya Attawar	By: /s/ Trent Walker	(SEAL)
Name: Adithya Attawar	Name: Trent Walker
Title: Assistant Secretary	Title: Chief Financial Officer